CONTACT: COLEMAN ANDREWS
         CHIEF EXECUTIVE OFFICER & PRESIDENT
         (703) 834-9201
         OR
         DOUG PORETZ
         (703) 506-1778

                                         FOR IMMEDIATE RELEASE
                                         OCTOBER 13, 1995, 11:00 A.M.

              WORLDCORP COMPLETES $36.3 MILLION EQUITY CARVE-OUT
                               OF WORLD AIRWAYS

     HERNDON, VIRGINIA, OCTOBER 13, 1995--WorldCorp (NYSE:WOA) today announced that it has completed its equity carve-out of World Airways, Inc. (NASDAQ:WLDA). WorldCorp sold 900,000 shares of common stock of World Airways at $12.50 per share in the public offering of a total of 2.9 million shares. The offering became effective October 6, 1995. Prior to the offering, WorldCorp's beneficial ownership in World Airways was approximately 80%; subsequent to the offering, WorldCorp owns 7,110,064 shares of common stock with a beneficial ownership of approximately 59%.

     T. Coleman Andrews, III, President and Chief Executive Officer of WorldCorp, said: "Two years ago, in mid-October, 1993, WorldCorp had a total market value, on the basis of primary shares outstanding, of $55 million. We then outlined to our shareholders our strategy to enhance shareholder value. We defined two significant goals. First, we wanted to grow US Order by the continued development of its technology and by entering into important strategic partnerships, which would pave the way for us to obtain a substantial market value for US Order. Second, we wanted to restore World Airways to profitability and growth through improved operating performance and again by entering into an important strategic partnership.

     "As a result of our delivering on both those promises, WorldCorp, after the close of trading on October 12, 1995, has a market value, on the basis of primary shares outstanding, of $159 million; US Order, of which WorldCorp owns approximately 59%, has a market value of $253 million and World Airways, of which WorldCorp owns approximately 59%, has a market value of $138 million," Andrews said.

     "In addition to our significant improvement in market value, the three entities today have combined total cash of approximately $90 million, Andrews said, which compares to total cash of less than $5 million two years ago."

     WORLDCORP OWNS MAJORITY POSITIONS IN TWO BUSINESSES. US ORDER (NASDAQ:USOR) DEVELOPS AND MARKETS PRODUCTS AND SERVICES FOR THE HOME BANKING AND TELECOMMUNICATIONS INDUSTRIES. THE COMPANY'S PRODUCTS INCLUDE SMART TELEPHONES, VOICE RESPONSE SYSTEMS AND DATA TRANSLATION SYSTEMS. ITS SERVICES INCLUDE INTERACTIVE APPLICATIONS AND BANK-BRANDED CUSTOMER SERVICE. KNIGHT RIDDER (NYSE:KRI) IS AN EQUITY PARTNER IN US ORDER. WORLD AIRWAYS
(NASDAQ:WLDA) PROVIDES INTERNATIONAL PASSENGER AND CARGO AIR TRANSPORTATION. ITS SERVICES INCLUDE LONG-HAUL CHARTERS FOR THE U.S. GOVERNMENT AND COMMERCIAL CUSTOMERS, "WET-LEASES" PROVIDED TO OTHER AIRLINES, AND SCHEDULED OPERATIONS ON SELECTED INTERNATIONAL ROUTES. MHS BERHAD (KLSE:MHS) IS AN EQUITY PARTNER IN WORLD AIRWAYS.